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                                                                  EXHIBIT 10.11

                       TAX ALLOCATION AND INDEMNITY AGREEMENT


          TAX ALLOCATION AND INDEMNITY AGREEMENT (the "AGREEMENT"), dated as of ___________, 1998, by and between HILTON HOTELS CORPORATION, a Delaware corporation ("HILTON"), and GAMING CO., INC., a Delaware corporation and wholly owned subsidiary of Hilton, to be renamed _______________________ ("GAMING CO.").

          WHEREAS, Hilton, Gaming Co. and Hilton's other subsidiaries have joined in filing consolidated federal Income Tax Returns and certain consolidated, combined, unitary or similar state, foreign and local Tax Returns;

          WHEREAS, pursuant to a Distribution Agreement dated as of ___________, 1998 by and among Hilton and Gaming Co. (the "Distribution Agreement"), Hilton will distribute to the holders of its common stock all of the shares of common stock of Gaming Co. (the "Distribution");

          WHEREAS, pursuant to the Distribution Agreement, Gaming Co. will leave the Hilton Group (as defined herein); and

          WHEREAS, the parties hereto wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto and
(iii) certain related matters.

          NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

                                     ARTICLE I.
                                    DEFINITIONS

          When used herein the following terms shall have the following meanings:

          AFFILIATE: with respect to any corporation (the "given corporation"), each entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given corporation. For purposes of this definition, "control" means the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding equity interests.

          AFFILIATED GROUP: an affiliated group of corporations within the meaning of Code Section 1504(a) (and without regard to the exclusions contained in Code Section 1504(b)) for the Taxable Period or, for purposes of any state, foreign or local Tax matters that are filed on a



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consolidated, combined, unitary or similar basis, any consolidated, combined, unitary or similar group of corporations within the meaning of the corresponding provisions of tax law for the jurisdiction in question.

          AFTER-TAX BASIS: any indemnity payment made hereunder shall give effect to, and be adjusted by the value of, any and all Tax Benefit(s) for federal, state or other Income Tax purposes attributable to the payment of the indemnified liability, which value shall be determined on an assumed basis by
(a) multiplying the amount of any applicable deductions, losses, offsets or other Tax items (such amount determined as if such deductions, losses, offsets or other Tax items will generate an immediate deduction for the full amount ultimately available) by (i) 39% or (ii) if no state Tax Benefit shall result therefrom (determined on a hypothetical basis by using the highest marginal corporate Tax rate), 35% (such percentages to increase or decrease on a percentage-for-percentage basis with any subsequent increases or decreases in the current 35% maximum marginal federal Income Tax rate for corporations, and 100% minus the maximum marginal federal Income Tax rate for corporations (E.G., 65%) of any increases or decreases in the maximum marginal state or local Income Tax rate for corporations) and (b) valuing any credits or other direct reductions of Tax on a dollar-for-dollar basis. For example, if a deductible payment of $100 is indemnified hereunder, the indemnification payment with respect thereto (applying the characterization set forth in Section 4.2) shall be reduced by $39 to $61.

          AUDIT: any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether judicial or administrative.

          CARRYFORWARDS:  as defined in Section 2.12 of this Agreement.

          CLOSING DATE: the date on which the Distribution is effected by Hilton.

          CODE: the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Year in question.

          COMBINED JURISDICTION: for any Taxable Period, any state, foreign or local jurisdiction in which Hilton and a Hilton Affiliate (or two or more Hilton Affiliates) for that period join in the filing of a consolidated, combined, unitary or similar return for state, foreign or local Tax purposes.

          CORPORATE SERVICES AGREEMENT: the Hilton Hotels Corporation Corporate Services Agreement entered into by and between Hilton and Gaming Co. dated as of _____________ which provides, among other things, that Hilton shall, during the transition period specified therein, prepare or cause to be prepared, on Gaming Co.'s behalf, certain Tax and Information Returns of Gaming Co. and Gaming Co. Members.

          DISPUTE RESOLUTION PROCEDURE: a procedure whereby (i) Hilton shall select a representative of a nationally recognized accounting firm, (ii) Gaming Co. shall select a representative of a second nationally recognized accounting firm, (iii) the two representatives so selected shall together select a representative of a third nationally recognized accounting firm


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(which firm shall not have received more than $___________ in fees from either Hilton or Gaming Co. in any of the preceding five years) and (iv) the three representatives together (or, if they are unable to agree, a majority of them) shall, within a reasonable period of time, decide the issue(s) submitted to them. Hilton and Gaming Co. shall each be responsible for the fees of their respective representative, and the fees of the third representative shall be shared equally by Hilton and Gaming Co. Any decision rendered pursuant to a Dispute Resolution Procedure shall be final and binding on all Post-Distribution Members and Gaming Co. Members.

          DISTRIBUTION:  as defined in the Preamble.

          EFFECTIVE TIME:  the time at which the Distribution becomes effective.

          FINAL DETERMINATION: (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable;
(ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other jurisdictions;
(iii) any other final settlement with the IRS or other Taxing Authority (including the execution of IRS Form 870AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency);
(iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

          FINAL HILTON GROUP COMBINED TAX RETURN: as defined in Section 2.7(c) of this Agreement.

          GAMING CO.:  as defined in the preamble to this Agreement.

          GAMING CO. GROUP: Gaming Co. and each corporation that was a Pre-Distribution Member and which would be a member of an Affiliated Group with respect to which Gaming Co. would be the common parent during any Post-Closing Taxable Period. For purposes of this Agreement, the Gaming Co. Group shall exist from and after the day after the close of business on the Closing Date. To the extent applicable to any state, foreign or local Tax matters that are filed on a consolidated, combined, unitary or similar basis, the "Gaming Co. Group" shall consist of all corporations joining with Gaming Co. in the filing of a consolidated, combined, unitary or similar Tax Return for the jurisdiction in question.

          GAMING CO. MEMBER: a corporation that would be a member of the Gaming Co. Group.

          HILTON:  as defined in the preamble to this Agreement.

          HILTON GROUP: Hilton and each corporation that is a member of an Affiliated Group with respect to which Hilton is the common parent.


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          INCOME TAX(ES):  with respect to any corporation or Affiliated Group, any and all Taxes based upon or measured by net income (regardless of whether denominated as an "income tax," a "franchise tax" or otherwise).

          INCOME TAX RETURN: a Tax Return relating to the payment or receipt of any refund of any Income Tax.

          INFORMATION RETURN(S): with respect to any corporation or Affiliated Group, any and all returns, reports, estimates, statements, declarations and other filings (other than Tax Returns) required to be filed or supplied to any Taxing Authority.

          IRS: the Internal Revenue Service or any successor thereto, including but not limited to its Representatives.

          IRS RULING: The letter ruling issued by the IRS in response to the Ruling Request.

          MERGER AGREEMENT: That certain Agreement and Plan of Merger, dated as of June 30, 1998 by and among Hilton; Gaming Co.; Gaming Acquisition Corporation, a Minnesota corporation; Grand Casinos, Inc., a Minnesota corporation; and GCI Lakes, Inc., a Minnesota corporation.

          OVERDUE RATE: a variable rate of interest per annum equal to the Federal short-term rate as established from time to time pursuant to Code
Section 1274(d).

          POST-CLOSING STRADDLE PERIOD: with respect to any Straddle Period, the portion beginning after the close of business on the Closing Date and ending on the last day of such Taxable Year.

          POST-CLOSING TAXABLE PERIOD: a Taxable Year that begins after the close of business on the Closing Date.

          POST-DISTRIBUTION HILTON GROUP: Hilton and each corporation that was a Pre-Distribution Member and which would be a member of an Affiliated Group with respect to which Hilton would be the common parent during any Post-Closing Taxable Period. For purposes of this Agreement, the Post-Distribution Hilton Group shall exist from and after the close of business on the Closing Date. To the extent applicable to any state, foreign or local Tax matters that are filed on a consolidated, combined, unitary or similar basis, the "Post-Distribution Hilton Group" shall consist of all corporations joining with Hilton in the filing of a consolidated, combined, unitary or similar Tax Return for the jurisdiction in question.

          POST-DISTRIBUTION MEMBER: a corporation that was a Pre-Distribution Member and is a member of the Post-Distribution Hilton Group after the close of business on the Closing Date.


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          PRE-CLOSING STRADDLE PERIOD: with respect to any Straddle Period, the portion beginning on the first day of such Taxable Year and ending on the close of business on the Closing Date.

          PRE-CLOSING TAXABLE PERIOD: a Taxable Year that ends on or before the Closing Date.

          PRE-DISTRIBUTION HILTON GROUP: Hilton and each corporation that would be a member of an Affiliated Group with respect to which Hilton would be the common parent during any Pre-Closing Taxable Period. For purposes of this Agreement, the Pre-Distribution Hilton Group shall terminate at the close of business on the Closing Date. To the extent applicable to any state, foreign or local Tax matters that are filed on a consolidated, combined, unitary or similar basis, the "Pre-Distribution Hilton Group" shall consist of all corporations joining with Hilton in the filing of a consolidated, combined, unitary or similar Tax Return for the jurisdiction in question.

          PRE-DISTRIBUTION MEMBER: a corporation that was a member of the Pre-Distribution Hilton Group at the close of business on the Closing Date.

          REPRESENTATIVE(S): with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

          RULING REQUEST: The private letter ruling request filed by Hilton with the IRS, as supplemented and amended from time to time, with respect to certain federal Income Tax matters relating to the Distribution and other related matters.

          STRADDLE PERIOD: any Taxable Year beginning before and ending after the close of business on the Closing Date.

          TAX BENEFIT(S): (i) in the case of a Tax for which a consolidated federal, or a consolidated, combined, unitary or similar state, foreign or local Tax Return is filed, the amount by which the Tax liability of the Affiliated Group is reduced (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund, and (ii) in the case of any other Tax, the amount by which the Tax liability of a corporation is reduced (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund, determined in the case of both (i) and (ii) on a basis consistent with the computation of After-Tax Basis.

          TAX PRACTICES: the most recently applied policies, procedures and practices employed by the Hilton Group in the preparation and filing of, and positions taken on, any Tax


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Returns of Hilton or any Pre-Distribution Member or Hilton Affiliate for any
Pre-Closing Taxable Period.

          TAX RETURN(S): with respect to any corporation or Affiliated Group, all returns, reports, estimates, statements, declarations and other filings relating to, or required to be filed by any taxpayer in connection with, the payment or receipt of any refund of any Tax.

          TAX TREATMENT:  as defined in Section 3.3 hereto.

          TAXABLE PERIOD: a Pre-Closing Taxable Period, a Post-Closing Taxable Period or a Straddle Period.

          TAXABLE YEAR: a taxable year (which may be shorter than a full calendar or fiscal year) or similar period with respect to which any Tax may be imposed.

          TAX(ES): any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto; EXCLUDING, HOWEVER, any "Transaction Taxes" as defined in Section 6.05 of the Distribution Agreement.

          TAXING AUTHORITY: the IRS or any other domestic or foreign governmental authority responsible for the administration of any Tax.

                                    ARTICLE II.
                     FILING OF TAX RETURNS AND PAYMENT OF TAXES

          Section 2.1.   PREPARATION AND FILING OF TAX RETURNS.

          (a) BY HILTON. Hilton shall prepare and timely file (or cause to be prepared and timely filed):

               (i) all Tax and Information Returns of the Hilton Group or any Pre-Distribution Member or group of Pre-Distribution Members for all Pre-Closing Taxable Periods that are required to be filed on or before the Closing Date;

               (ii) all Tax and Information Returns of the Hilton Group or any Pre-Distribution Member or group of Pre-Distribution Members for all Pre-Closing Taxable Periods (other than such Returns that relate solely to any Gaming Co. Member or group of Gaming Co. Members) that are not required to be filed on or before the Closing Date; and


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               (iii)     all Tax and Information Returns of the Hilton Group
          or any Post-Distribution Member or group of Post-Distribution Members for all Straddle Periods and Post-Closing Taxable Periods.

          (b) BY GAMING CO.. Gaming Co. shall prepare and timely file (or cause to be prepared and timely filed):

               (i) all Tax and Information Returns that relate solely to any Gaming Co. Member or group of Gaming Co. Members for all Pre-Closing Taxable Periods that are not required to be filed on or before the Closing Date; and

               (ii) all Tax and Information Returns of the Gaming Co. Group or any Gaming Co. Member or group of Gaming Co. Members for all Straddle Periods and Post-Closing Taxable Periods.

Pursuant to the Corporate Services Agreement, during a transition period specified therein, certain Tax and Information Returns described in
Section 2.1(b) will be prepared (or caused to be prepared) by Hilton on Gaming Co.'s behalf.


Section 2.2. PROVISION OF FILING INFORMATION. Gaming Co. (or Hilton, as the case may be) shall cooperate and assist Hilton (or Gaming Co.) in the preparation and filing of all Tax and Information Returns subject to Section 2.1 and any tax planning related thereto, and shall submit to Hilton (or Gaming Co.)
(i) all necessary filing information in a manner consistent with past Tax Practices and (ii) all other information reasonably requested by Hilton (or Gaming Co.) in connection with the preparation of such Tax Returns and any such tax planning promptly after such request, including permission to copy any applicable documents. It is expressly understood and agreed that Hilton's (or Gaming Co.'s) ability to discharge its Tax and Information Return preparation and filing responsibilities is contingent upon Gaming Co. (or Hilton) providing Hilton (or Gaming Co.) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Tax and Information Returns and that Gaming Co. (or Hilton) shall indemnify Hilton (or Gaming Co.), if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or failures to provide such information and assistance on a timely basis.

          Section 2.3. TAXABLE YEAR. Gaming Co. and Hilton agree that, to the extent permitted by applicable law, (i) the Taxable Year of the Gaming Co. Members included in the consolidated federal Income Tax Return of the Hilton Group for the Taxable Period that includes the Closing Date (and all corresponding consolidated, combined, unitary or similar state, foreign or local Income Tax Returns of the Hilton Group) shall end at the close of business on the Closing Date, and (ii) the Gaming Co. Group and each Gaming Co. Member shall begin a new Taxable Year for purposes of such federal, state, foreign or local Income Taxes on the day after the Closing


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Date.  The parties further agree that, to the extent permitted by applicable law, all federal, state, foreign or local Tax and Information Returns shall be filed consistently with this position.

          Section 2.4. ADVANCE REVIEW OF TAX RETURNS. At least thirty (30) days prior to the filing of any federal Income Tax Return (including amendments thereto) that includes a Gaming Co. Member, and at least fifteen (15) days prior to the filing of any other Tax Return (including amendments thereto) that includes a Gaming Co. Member, Hilton shall provide Gaming Co. with the portion of such Tax Return related to the Gaming Co. Member. In the case of each Tax Return (including amendments thereto) subject to the conformity requirements of
Section 2.5 and filed pursuant to Section 2.1(b), Gaming Co. shall provide Hilton with copies of any such Tax Return at least thirty (30) days prior to the filing thereof. Gaming Co. and its Representatives (or Hilton and its Representatives, as the case may be) shall have the right to review all related work papers prior to the filing of any such Tax Return. Hilton (or Gaming Co., as the case may be) shall consult with Gaming Co. (or Hilton) regarding its comments with respect to such Tax Returns and shall in good faith (A) consult with Gaming Co. (or Hilton) in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (B) consider Gaming Co.'s (or Hilton's) recommendations for alternative positions with respect to items reflected on such Tax Returns; PROVIDED, HOWEVER, that Hilton (or Gaming Co.) shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Hilton Group or any Post-Distribution Member (or the Gaming Co. Group or any Gaming Co. Member) for any Straddle Period or Post-Closing Taxable Period, and Hilton (or Gaming Co.) may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Gaming Co. (or Hilton) for any increases in Taxes that may result from the adoption of the relevant alternative position.

          Section 2.5. CONSISTENT POSITIONS ON TAX RETURNS. Hilton (or Gaming Co., as the case may be) shall (i) prepare all Tax Returns filed pursuant to this Agreement for all Taxable Years ended on or before December 31, 1999 in a manner consistent with past Tax Practices, and (ii) prepare all Tax Returns filed pursuant to this Agreement in a manner consistent with the IRS Ruling and the Ruling Request, except in either (i) or (ii) as otherwise required by changes in applicable law or material underlying facts or as the parties hereto shall otherwise consent in writing, which consent shall not be unreasonably withheld.

          Section 2.6. STRADDLE PERIOD TAXES. For purposes of this Agreement, Taxes attributable to Straddle Periods shall be allocated between the Pre- and Post-Closing Straddle Periods, in Hilton's reasonable judgment with the consent of Gaming Co., in the following manner:

          (a) To the extent not impractical, on the basis of the actual operations and taxable income for each such period, determined by closing the books of the entity at the close of business on the Closing Date; or

          (b) To the extent that an allocation based on a closing of the books is impractical, on the basis of allocations of taxable income, loss, gain, deduction and credits made for the entity for federal Income Tax purposes.


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          Section 2.7.   PAYMENT OF TAXES

          (a) Hilton shall pay (i) (A) all Taxes shown to be due and payable on all Tax Returns as filed pursuant to Sections 2.1(a) and 2.1(b)(i) hereof and (B) all Taxes shown to be due and payable on all Tax Returns as filed pursuant to Section 2.1(b)(ii) for Straddle Periods, to the extent allocable to Pre-Closing Straddle Periods, and (ii) subject to Article III below, all additional Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Hilton pursuant to Section 2.1(a) hereof; PROVIDED, HOWEVER, that Gaming Co. shall reimburse Hilton for the amount of any such additional Taxes required to be paid as a result of the operation of the foregoing Subsection 2.7(a)(ii) within 15 days of receipt of notification from Hilton, if and to the extent that such Tax Returns include one or more Gaming Co. Members and such additional Taxes are allocable to one or more Gaming Co. Members as set forth in Section 2.8 herein.

          (b) Gaming Co. shall pay (i) all Taxes shown to be due and payable on all Tax Returns filed by Gaming Co. pursuant to Section 2.1(b)(ii), (A) for Straddle Periods, to the extent allocable to Post-Closing Straddle Periods, and
(B) for Post-Closing Taxable Periods and (ii) subject to Article III, all additional Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Gaming Co. pursuant to Section 2.1(b) hereof.

          (c) With respect to the 1998 Hilton Group consolidated federal Income Tax Return and any Hilton Group Income Tax Return for any Combined Jurisdiction for the Taxable Period that includes the Closing Date (together, a "Final Hilton Group Combined Tax Return"), within 15 days of receipt of notice from Hilton, Gaming Co. shall reimburse Hilton in an amount equal to fifty percent (50%) of
(i) any additional payment of Income Taxes required to be made by Hilton with any request for extension of any Final Hilton Group Combined Tax Return and
(ii) any additional payment of Income Taxes required to be made by Hilton with the filing of any Final Hilton Group Combined Tax Return. To the extent that the amount of Income Taxes previously paid by Hilton with respect to the Taxable Year reported on any Final Hilton Group Combined Tax Return exceeds the Income Tax liability shown on such Income Tax Return, Hilton shall reimburse Gaming Co., within 15 days of the filing of such Tax Return an amount equal to fifty percent (50%) of such excess.

          (d) With respect to all Tax Returns described in Section 2.7(a)(i) above that relate solely to any Gaming Co. Member or group of Gaming Co. Members, within 15 days of receipt of notice from Hilton, Gaming Co. shall reimburse Hilton in an amount equal to one hundred percent (100%) of (i) any additional payment of Taxes required to be made by Hilton with any request for extension of the due date of such Tax Returns and (ii) any additional payment of Taxes required to be made by Hilton with the filing of such Tax Returns. To the extent that the amount of Taxes previously paid by Hilton with respect to the Taxable Year reported on any Tax Return described in Section 2.7(a)(i) above which relates solely to any Gaming Co. Member or group of Gaming Co. Members exceeds the Tax liability shown on such


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Tax Return, Hilton shall reimburse Gaming Co., within 15 days of the filing of such Tax Return, in an amount equal to one hundred percent (100%) of such excess.

          Section 2.8.   ALLOCATION OF ADDITIONAL TAXES.

          (a) For purposes of determining the reimbursement obligations of Gaming Co. pursuant to Section 2.7(a) with respect to additional Taxes required to be paid by Hilton pursuant to Section 2.7(a)(ii), such additional Taxes shall be allocated in the following manner:

               (i)       Any additional Taxes that relate to Tax
          Returns consisting solely of one or more Gaming Co. Members shall be allocated in full to such Gaming Co. Members.

               (ii)      Any additional Taxes that relate to Tax
          Returns consisting solely of Pre-Distribution Members, none of which are Gaming Co. Members, shall be allocated in full to such Pre-Distribution Members.

               (iii) With respect to additional Taxes that relate to Tax Returns that are filed on a consolidated, combined, unitary or similar basis and that include at least one Gaming Co. Member but do not consist solely of Gaming Co. Members, such additional Taxes shall be allocated to the Gaming Co. Members to the extent that such additional Taxes result in an increase in the separate return tax liabilities of the Gaming Co. Members as computed under Treasury Regulation Section 1.1552-1(a)(2)(ii) in the case of a consolidated federal Income Tax Return. In the case of federal Taxes other than the regular Income Tax, similar principles will apply with the application determined separately for each separate type of Tax. Similarly, in the case of consolidated, combined, unitary or similar state, foreign or local Tax Returns, similar principles will apply with the application determined separately for each separate type of such Tax.

          (b) Notwithstanding any other provision of this Agreement, for purposes of this Section 2.8, the parties hereto intend that the following entities shall be treated as if they were Gaming Co. Members, but only with respect to Pre-Closing Taxable Periods and Pre-Closing Straddle Periods:
Bally's Grand Inc., a Nevada corporation; Bally's Grand Property Sub I, Inc., a Nevada corporation; Bally's Casino Management, Inc., a Nevada corporation; Hilton Gaming Corporation, a Nevada corporation; Paris Casino Corp., a Nevada corporation; Conrad International Hotels Corporation, a Nevada corporation; Conrad International Investment Corporation, a Nevada corporation; Conrad International Royalty Corporation, a Nevada corporation.

          (c)  With respect to any of the entities described in the preceding
Section 2.8(b), (i) Hilton shall not take any actions subsequent to the Closing which could reasonably be expected


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to have a material and adverse effect on any indemnification obligation of
Gaming Co. hereunder, and (ii) Hilton shall, for all Pre-Closing Taxable Periods and Pre-Closing Straddle Periods, under the principles set forth in
Section 2.4 above, in good faith afford Gaming Co. a reasonable opportunity to review in advance any Tax Returns pertaining to such entities, and such Tax Returns shall not be filed without the written consent of Gaming Co., which consent shall not be unreasonably withheld.

          Section 2.9. AMENDMENTS TO TAX AND INFORMATION RETURNS. Hilton (or Gaming Co., as the case may be) shall be entitled to amend Tax and Information Returns filed by Hilton (or Gaming Co.) pursuant to Section 2.1; PROVIDED, HOWEVER, that Gaming Co. (or Hilton) shall not amend for any reason whatsoever any Tax or Information Return of Hilton, the Hilton Group, any Pre-Distribution Member or group thereof or any Post-Distribution Member or group thereof (or of Gaming Co., the Gaming Co. Group or any Gaming Co. Member or group thereof) for any Taxable Period ending on or before December 31, 1999, except (A) pursuant to the settlement or other resolution of an Audit subject to Article VI or (B) with Hilton's (or Gaming Co.'s) written consent (which consent shall not be unreasonably withheld, PROVIDED, HOWEVER, that such consent may be conditioned upon the receipt of appropriate indemnification for any increases in Taxes that may result from the amendment; PROVIDED, HOWEVER, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax and Information Returns to applicable law or to comply with Section 2.5.

          Section 2.10. REFUNDS OF TAXES. Hilton shall be entitled to any refund of Taxes for which Hilton would be ultimately liable pursuant to a Final Determination of such Taxes under Section 2.7(a), and Gaming Co. shall be entitled to any refund of Taxes for which Gaming Co. would be ultimately liable pursuant to a Final Determination of such Taxes under Section 2.7(a) or (b), in each case taking into account Gaming Co.'s reimbursement obligations which obligations are described therein and allocated pursuant to Section 2.8. If Hilton or any Post-Distribution Member (or Gaming Co. or any Gaming Co. Member, as the case may be) receives a Tax refund to which Gaming Co. or any Gaming Co. Member (or Hilton or any Post-Distribution Member) is entitled pursuant to this Agreement, Hilton (or Gaming Co.) shall pay (in accordance with Article IV) the amount of such refund (including any interest received thereon) to Gaming Co. (or Hilton) promptly after receipt thereof.

          Section 2.11. CARRYBACKS. Gaming Co. shall notify Hilton promptly of the existence of any items of deduction, loss or credit arising in a Post-Closing Taxable Year that are required to be carried back to a Taxable Period of the Hilton Group or any Pre-Distribution Member (other than to a separate Tax Return of a member of the Gaming Co. Group). Gaming Co. hereby expressly agrees (on its behalf and on behalf of all Gaming Co. Members and successors thereto) that Hilton or any Post-Distribution Member may retain any cash refund or reduction of a Tax liability or any other Tax Benefit obtained by Hilton or any Post-Distribution Member (other than a member of the Gaming Co. Group) as a result of any carryback without compensation to Gaming Co. or any Gaming Co. Member. Notwithstanding Section 2.5, Gaming Co. and Hilton agree that Gaming Co. shall elect to carry forward all such items that affect Gaming Co. or any member of the Gaming Co. Group, or otherwise take such steps to the extent permitted under applicable law to preserve the benefit to it of all items generated by Gaming Co. or any member of the Gaming Co. Group.

          Section 2.12. NOL, ITC, AMT AND FTC CREDIT BENEFITS. If any Gaming Co. Members have attributable to them, under applicable federal and state Income Tax law (including, without limitation, Code Section 1502 and the Treasury Regulations promulgated thereunder), any net operating loss carryforwards, investment tax credit carryforwards, alternative minimum tax credit carryforwards or foreign tax credit carryforwards (the "CARRYFORWARDS"), the parties hereto agree that the Gaming Co. Group and the Gaming Co. Members shall be exclusively entitled to use and benefit from the Carryforwards without compensation to the Hilton Group or any Pre-Distribution Member. Hilton hereby agrees to take any action or make any election reasonably required to permit Gaming Co. and the Gaming Co. Members to utilize the Carryforwards; PROVIDED, HOWEVER, that no such action or election shall be required if it would adversely affect in any way the Income Tax liabilities of the Hilton Group or any Post-Distribution Member for any Taxable Year. The parties also hereby agree that the provisions of this
Section 2.12 shall apply with respect to any similar carryforwards available under applicable state, foreign or local Tax law.

          Section 2.13. DISPUTES. If Hilton and Gaming Co. are unable to agree on any calculation, numerical value, procedure or payment set forth in or required by this Article II, such item shall be determined pursuant to the Dispute Resolution Procedure.

                                    ARTICLE III.
                                  INDEMNIFICATION.

          Section 3.1.   BY HILTON.

          (a) TAXES. Subject to Section 3.3, Hilton shall indemnify and hold Gaming Co. and each Gaming Co. Member harmless (on an After-Tax Basis) against any and all Taxes for which Hilton is ultimately liable pursuant to a Final Determination of such Taxes under Section 2.7(a), taking into account Gaming Co.'s reimbursement obligations described therein.

          (b) MEMBER LIABILITY. Subject to Sections 3.2 and 3.3, Hilton shall indemnify and hold Gaming Co. and each Gaming Co. Member harmless (on an After-Tax Basis) against each and every liability for Taxes of the Hilton Group asserted by any Taxing Authority under Treasury Regulation Section 1.1502-6 or any similar law, rule or regulation.

          Section 3.2. BY GAMING CO.. Subject to Section 3.3, Gaming Co. shall indemnify and hold the Hilton Group and each Post-Distribution Member harmless (on an After-Tax Basis) against the Taxes for which Gaming Co. is ultimately liable pursuant to a Final Determination of such Taxes under Section 2.7(a) or (b), taking into account Gaming Co.'s reimbursement obligations described therein.

          Section 3.3.   ASSUMED TAX TREATMENTS

          (a) The parties expressly agree for all purposes to treat the Distribution as a tax-free distribution under Code Section 355 in accordance with (i) the IRS Ruling and Ruling Request or (ii) an opinion of tax counsel as described in Section 7.11 of the Merger Agreement (the "TAX TREATMENT"). Each party hereto also expressly agrees not to take (and to cause each of its Affiliates not to take) any action (except where such action is required by law) that is inconsistent with the treatment of the Distribution and all related transactions in accordance with the Tax Treatment and to take (and to cause each of its Affiliates to take) any and all actions reasonably available to such party (or Affiliate) to support and defend the Tax Treatment.

          (b) Notwithstanding anything to the contrary in Sections 2.7, 3.1 or 3.2:

               (i) If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and either (A) there has been no material breach of Section 3.3(a) and no Post-Distribution Member or Gaming Co. Member has taken actions after the Distribution which result in such disallowance, or (B) if one or more Post-Distribution Members and one or more Gaming Co. Members have materially breached Section 3.3(a) or taken actions after the Distribution which result in such disallowance, then any liability of Hilton for Taxes as a result of such disallowance shall be divided equally between Hilton and Gaming Co.

               (ii) If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and any Gaming Co. Member (and no Post-Distribution Member) has materially breached Section 3.3(a) or has taken any action after the Distribution which results in such disallowance, then Gaming Co. shall indemnify and hold each Post-Distribution Member harmless for any Taxes which would not have occurred but for such disallowance.

               (iii) If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and any Post-Distribution Member (and no Gaming Co. Member) has materially breached Section 3.3(a) or has taken any action after the Distribution which results in such disallowance, then Hilton shall indemnify and hold each Gaming Co. Member harmless for any Taxes which would not have occurred but for such disallowance.

           Any such claim for indemnification shall otherwise be handled in the manner specified under this Article III, but shall not affect in any manner the provisions of Articles V and VI with respect to cooperation and control of Audits.

          Section 3.4. CERTAIN REIMBURSEMENTS. Gaming Co. (or Hilton, as the case may be) shall notify Hilton (or Gaming Co.) of any Taxes paid by the Gaming Co. Group or any Gaming Co. Member (or the Hilton Group or any Post-Distribution Member) which are subject to indemnification under this Article III; PROVIDED, HOWEVER, that no Tax liability of $10,000 or less in the aggregate shall in any event be indemnified hereunder. Any notification contemplated by this Section
3.4 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 3.4 is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with Article IV, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within 15 days of receipt of such notice, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement. To the extent not otherwise provided for in this Article III or in Article IV, any payment made after such 15-day period shall include interest at the Overdue Rate from the date of receipt of original notice of such payment.

          Section 3.5. LOSS OF TAX BENEFITS. Appropriate payments shall be made between the parties to take account of subsequent losses of, or changes in, any Tax Benefit that has been taken into account for purposes of determining the After-Tax Basis of any indemnification payment.

                                    ARTICLE IV.
        METHOD, TIMING AND CHARACTER OF PAYMENTS REQUIRED BY THIS AGREEMENT.

          Section 4.1. PAYMENT IN IMMEDIATELY AVAILABLE FUNDS; INTEREST. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made within 15 days of receipt of notice of such payment shall thereafter bear interest at the Overdue Rate from the date of receipt of notice of such payment.

          Section 4.2. CHARACTERIZATION OF PAYMENTS. Any payment (other than interest thereon) made hereunder by Hilton to Gaming Co. or by Gaming Co. to Hilton shall be treated by all parties for all purposes to the extent permitted by law as a non-taxable dividend distribution or capital contribution made prior to the close of business on the Closing Date. If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment under this Agreement (other than interest thereon) is, itself, subject to any Tax, the party making such payment shall be required to pay an additional amount to cover the additional Tax (on an After-Tax Basis), together with interest at the Overdue Rate from the date the Tax accrues through the date of payment of the additional amount.

                                     ARTICLE V.
                 COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY.

          Section 5.1. PROVISION OF COOPERATION, DOCUMENTS AND OTHER INFORMATION. Upon reasonable request by a requesting party, Hilton and Gaming Co. shall promptly provide (and shall cause their respective Affiliates to provide) such requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the preparation and filing of any original or amended Tax or Information Return, (ii) the conduct of any Audit involving to any extent Taxes or Tax or Information Returns within the scope of this Agreement, or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (w) the provision on demand of books, records, Tax or Information Returns, documentation or other information relating to any relevant Tax Return; (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax or Information Return by the Hilton Group, a Pre-Distribution Member, a Post-Distribution Member, the Gaming Co. Group or a Gaming Co. Member, or in connection with any Audit of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax or Information Returns which Hilton may be obligated to file on behalf of Gaming Co. Members pursuant to Section 2.1; (y) the prompt and timely filing of appropriate claims for refund; and (z) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

          Section 5.2. PARTICIPATION IN THE RULING REQUEST. With respect to the Ruling Request, Hilton shall (i) afford Gaming Co. full opportunity to review any submissions related to the Ruling Request and correspondence from the IRS, and to participate in any proceedings related to the Ruling Request, (ii) in good faith consult with Gaming Co. regarding its comments with respect to such submissions and proceedings in an effort to resolve any differences with respect to Hilton's positions with regard to such issues, (iii) in good faith consider Gaming Co.'s recommendations for alternative positions with respect to such issues, and (iv) provide Gaming Co. with final copies of such submissions and correspondence. Hilton shall not make any representations in connection with the Ruling Request that could reasonably be expected to have a material and adverse effect on (A) any indemnification obligation of Gaming Co. hereunder or
(B) any Tax liability of the Gaming Co. Group or any Gaming Co. Member for any Taxable Period, without the prior written consent of Gaming Co., which consent shall not be unreasonably withheld. Moreover, Hilton Agrees that, at the reasonable request of Gaming Co., Hilton shall cooperate with Gaming Co. and use its reasonable best efforts to expeditiously obtain, at Gaming Co.'s expense, supplemental rulings from the IRS confirming (x) the continuing validity of the IRS Ruling, and (y) compliance on the part of Gaming Co. or any Gaming Co. Member with its obligation under Section 3.3(a) to conform to the Tax Treatment.

          Section 5.3. RETENTION OF BOOKS AND RECORDS. Hilton, each Post Distribution Member, Gaming Co. and each Gaming Co. Member shall retain or cause to be retained all Tax and Information Returns, and all books, records, schedules, workpapers, and other documents relating thereto, until the expiration of the later of (i) seven (7) years from the close of the Taxable Year, (ii) all applicable statutes of limitations (including any waivers or extensions thereof) and (iii) any retention period required by law (E.G., depreciation or inventory records) or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations. The parties hereto shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in this Section 5.2. A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party and, in lieu of destruction or disposition, the notified party shall be permitted to take possession, at its sole cost, of the foregoing materials which affect (or potentially affect) its liability for Tax.

          Section 5.4. CONFIDENTIALITY OF DOCUMENTS AND INFORMATION. Except as required by law or with the prior written consent of the other party, all Tax and Information Returns, documents, schedules, work papers and similar items and all information contained therein which are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

                                    ARTICLE VI.
                                      AUDITS.

          Section 6.1. STATUS AND OTHER INFORMATION REGARDING AUDITS AND DISPUTES. Upon the receipt by Hilton or any Post-Distribution Member (or Gaming Co. or any Gaming Co. Member, as the case may be) of notice of, or relating to, an Audit which asserts, proposes or recommends a deficiency, claim or adjustment (including the receipt of a IRS Form 5701 or comparable form from any other Taxing Authority) that, if sustained, would affect the liability for Taxes which are subject to indemnification under this Agreement, Hilton (or Gaming Co.) shall promptly notify Gaming Co. (or Hilton) in writing of the receipt of such notice. Hilton (or Gaming Co.) shall use reasonable best efforts to keep Gaming Co. (or Hilton) advised as to the status of Audits pertaining to Taxes subject to indemnification under this Agreement. To the extent relating to any such issue, Hilton (or Gaming Co.) shall promptly furnish Gaming Co. (or Hilton) with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency.

          Section 6.2.   CONTROL AND SETTLEMENT.

          (a) Hilton shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Pre-Closing Taxable Period or any other Taxable Period for which Hilton is responsible, in whole or in part, for Taxes under Section 2.7(a) and Article III, and to employ counsel of its choice at its expense; PROVIDED, HOWEVER, that, with respect to such issues that may impact Gaming Co. or any Gaming Co. Member for any Post-Closing Taxable Period or for which Gaming Co. may be responsible in part under Section 2.7(a) and Article III, Hilton shall in good faith (i) afford Gaming Co. full opportunity to observe at any such proceedings and to review any submissions related to such issues, (ii) consult with Gaming Co. regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to Hilton's positions with regard to such issues,
(iii) in good faith consider Gaming Co.'s recommendations for alternative positions with respect to such issues, (iv) advise Gaming Co. of the reasons for rejecting any such alternative position, and (v) provide Gaming Co. with final copies of such submissions. In the event of any disagreement regarding the proceedings, Hilton shall have the ultimate control of the Audit and any settlement or other resolution thereof, PROVIDED, HOWEVER, that Hilton shall not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (A) any indemnification obligation of Gaming Co. hereunder or (B) any Tax liability of the Gaming Co. Group or any Gaming Co. Member for any Taxable Period, without the prior written consent of Gaming Co., which consent shall not be unreasonably withheld.

          (b) Gaming Co. shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating solely to any Post-Closing Taxable Period of the Gaming Co. Group or any Gaming Co. Member, or relating to any other Taxable Period for which Gaming Co. is solely responsible for Taxes under Section 2.7(b) and Article III, and to employ counsel of its choice at its expense; PROVIDED, HOWEVER, that Gaming Co. shall in good faith
(i) afford Hilton full opportunity to observe at any such proceedings and to review any submissions related thereto and (ii) not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (A) any indemnification obligation of Hilton hereunder or (B) any Tax liability of the Hilton Group or any Post-Distribution Member for any Taxable Period, without the prior written consent of Hilton, which consent shall not be unreasonably withheld.

                                    ARTICLE VII.
                                   MISCELLANEOUS.

          Section 7.1. EFFECTIVENESS. This Agreement shall be effective from and after the Closing Date and shall survive until the expiration of any applicable statute of limitations.

          Section 7.2. ENTIRE AGREEMENT. This Agreement and the Distribution Agreement, together with all documents and instruments referred to herein and therein constitute the entire agreement and supersede and terminate all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 7.3. GUARANTEES OF PERFORMANCE. Hilton and Gaming Co. hereby guarantee the complete and prompt performance by the members of their respective Affiliated Groups of all of their obligations and undertakings pursuant to this Agreement. If, subsequent to the Effective Time, either Hilton or Gaming Co. shall be acquired by another entity such that 50% or more of its common stock is in common control, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

          Section 7.4. SEVERABILITY. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

          Section 7.5. INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

          Section 7.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of laws.

          Section 7.7. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in the manner provided in Section 9.05 of the Distribution Agreement.

          Section 7.8. AMENDMENTS. This Agreement may be amended at any time only by written agreement executed and delivered by duly authorized officers of Gaming Co. and Hilton.

          Section 7.9. ASSIGNMENTS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 7.10. HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Article", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

          Section 7.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 7.12. PREDECESSORS AND SUCCESSORS. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, Affiliated Group or member of an Affiliated Group shall also include any predecessors or successors thereto, by operation of law or otherwise.

          Section 7.13. TAX ELECTIONS. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Hilton Group (including the election with respect to the calculation of earnings and profits under Code Section 1552 and the regulations thereunder). Hilton, as common parent of the Hilton Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Hilton Group for all Taxable Periods for which it is obligated to file Tax or Information Returns under Section 2.1(a). Gaming Co., as common parent of the Gaming Co. Group, shall have sole discretion to make any and all elections with respect to all members of the Gaming Co. Group for all Taxable Periods for which it is obligated to file Tax or Information Returns under Section 2.1(b); PROVIDED, HOWEVER, that any such election for a Pre-Closing Taxable Period or Pre-Closing Straddle Period shall be made only with the written consent of Hilton, which consent shall not be unreasonably withheld.

          Section 7.14. SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

          Section 7.15. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

          Section 7.16. SETOFF. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

          Section 7.17. EXPENSES. Except as specifically provided in this Agreement or in a Related Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 7.18. RULES OF CONSTRUCTION. Any ambiguities shall be resolved without regard to which party drafted the Agreement.

          IN WITNESS WHEREOF, Hilton and Gaming Co. have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                        HILTON HOTELS CORPORATION


                                        --------------------------------
                                        By:
                                        Its:


                                        GAMING CO., INC.


                                        --------------------------------
                                        By:
                                        Its: